FOR IMMEDIATE RELEASE

BROWN-FORMAN NAMES STREET PRESIDENT OF CORPORATION

LOUISVILLE, KY, November 15, 2000 -- Brown-Forman Corporation Chairman and Chief Executive Officer Owsley Brown II announced today the election of William M. Street to the position of president of Brown-Forman Corporation. Street's day-to-day activities will remain the same and he retains his current responsibilities as president and CEO of Brown-Forman Beverages Worldwide
(BFBW), the subsidiary responsible for the company's beverage business.

"Bill's leadership of BFBW since its formation in 1994 has been truly exemplary, as our financial and brand building results indicate," stated Brown.
"In addition, he is a superb counselor, not only to me, but to many in our company. His election as president of the corporation gives fuller recognition to the pivotal leadership role he plays in the company's continuing growth and prosperity," said Brown.

Street joined Brown-Forman on a full-time basis in 1963 and rose through the sales and marketing organization to executive management. He was named vice president in 1977, appointed president of domestic beverage operations in 1986, and was selected to lead the company's first global beverage organization in 1994 when he was named chief executive officer of Brown-Forman Beverages Worldwide. Street has been a member of the Brown-Forman Board of Directors since 1971, is a member of the Board's executive committee, and in becoming president relinquishes his title as vice chairman. He is a graduate of Princeton University and the Harvard Business School.

Street has long been active in civic affairs and currently serves on the boards of National City Bank of Kentucky, the Metropolitan YMCA of Greater Louisville, and Louisville Collegiate School.

Brown-Forman Corporation is a diversified producer and marketer of fine quality consumer products, including Jack Daniel's, Canadian Mist, Southern Comfort, Fetzer and Bolla wines, Korbel California Champagnes, Lenox, Dansk, and Gorham tableware and giftware, and Hartmann Luggage.